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                                                                      Exhibit 99


[GENCORP LOGO]
                                                Contact:     Sandi Noah
                                                             Communications
                                                             (330) 869-4292

                                                             Mike Hicks
                                                             Investor Relations
                                                             (330) 869-4411


                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------


          GENCORP'S BOARD OF DIRECTORS GIVES FINAL APPROVAL TO SPIN-OFF
                         OF POLYMER PRODUCTS BUSINESSES

         FAIRLAWN, OHIO, SEPTEMBER 17, 1999 (NYSE: GY) - GenCorp's Board of Directors today gave final approval to the spin-off of OMNOVA Solutions Inc., a wholly-owned subsidiary to which GenCorp will transfer its Decorative & Building Products and Performance Chemicals businesses. After the spin-off, GenCorp will continue to operate Aerojet, its existing aerospace, defense and fine chemicals segment, and its Vehicle Sealing business unit. At its special meeting on Friday, the Board declared a dividend payable in one share of OMNOVA Solutions common stock for each share of GenCorp common stock held on the September 27, 1999 record date. The distribution date for OMNOVA certificates will be October 1.

         OMNOVA Solutions will be listed on the New York Stock Exchange under the ticker symbol OMN. "When-issued" trading is expected to commence on September 27 with regular way trading beginning on October 1.

         "It is exciting to have this long process behind us so that we can begin to take advantage of the opportunities made possible by the spin-off," said John Yasinsky, GenCorp Chairman and CEO who will become Chairman and CEO of OMNOVA Solutions on October 1. "Operating as two focused, independent


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companies, we believe both GenCorp and OMNOVA will be better able to tailor capital investments and resources to particular business requirements, more aggressively pursue growth and operate more efficiently. The potential to create greater value for our shareholders, customers and employees was the driving force behind the spin-off and will lead our efforts to succeed going forward."

         GenCorp announced its plan to spin off its Decorative & Building Products and Performance Chemicals businesses in December 1998. Since then, the Company has satisfied all the conditions set by the Board of Directors for the spin-off. The Internal Revenue Service issued a ruling in July that the spin-off will be a tax-free transaction. GenCorp shareholders approved the plan at a special shareholders' meeting on September 8, 1999. Holders of less than 1% of GenCorp common stock have exercised purported dissenters rights. Also in September, the OMNOVA Solutions Registration Statement on Form 10 will become effective.

         After the spin-off, OMNOVA Solutions will be a company with approximately $766 million in sales and 2,600 employees worldwide. It will be headed by Chairman and CEO John Yasinsky and will be headquartered in Fairlawn, Ohio, where the OMNOVA businesses have long-standing ties and a strong commitment to the Akron-area community. GenCorp will move its headquarters to Sacramento, California, where its Aerojet business is based. Aerojet's current President, Robert Wolfe, will become Chairman and CEO of GenCorp as of the spin-off. New GenCorp will have over $1 billion in sales with 7,300 employees worldwide.

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